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                                                                   Exhibit 10.20

[LETTERHEAD OF NEPHROS]

June 7, 2004

Mr. Marc Panoff
65 Rockledge Drive
Suffern, NY  10901

RE: Employment Offer

Dear Marc:

     We are pleased to confirm our employment offer to you for the position of Chief Financial Officer reporting to the Chief Executive Officer and the Board of Directors. You will be paid a bi-weekly salary at an initial annual rate of $140,000 and will be considered for a possible merit increase in connection with your performance review, which will be performed prior to January 1, 2005.

     In addition, you will be eligible to receive a bonus of up to 20% of your base salary for achievement of performance objectives, subject to approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors; this bonus can be increased above 20% at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors, in keeping with Company policy. You will also receive a grant of 200,000 stock options, subject to the approval of the Compensation Committee of the Board of Directors, which shall be governed by the terms of Nephros Inc.'s stock option plan. Your grant will be addressed at the next meeting of the Compensation and Audit Committees of the Board of Directors after your start date at Nephros. While the Company will present an option exercise price of $0.68 per share in requesting the grant, this pricing is subject to the approval of both the Compensation and Audit Committees of the Board of Directors.

     As an employee of Nephros working more than 20 hrs/week, you will be entitled to the following employee benefits:

..       Guardian Healthcare Plan - 20% Premium Employee Paid
..       Guardian Dental Plan - 20% Premium Employee Paid
..       Life Insurance - Up to 100% of Base Salary - Company Paid
..       Long Term Disability Plan - Company Paid
..       401(k) Savings Plan
..       Paid Holidays - Six (6) Designated Holidays and Four (4) Floating
        Holidays
..       Vacation -Ten (10) Days Paid Vacation
..       Parking and Commuter Tolls - Company Paid
..       Sick Days - as reasonably required

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Mr. Marc Panoff
June 7, 2004
Page 2

     The term of your employment will commence on July 12, 2004 and will end on July 31, 2006, or such later date to which the term may be extended by joint agreement between you and Nephros.

     Nephros may terminate your employment for Cause (as defined below), in which case the provisions of paragraph (a) below shall apply. Nephros may also terminate your employment in the event of your Disability (as defined below), in which case the provisions of paragraph (b) below shall apply. Nephros may also terminate your employment for any other reason by written notice to you, in which case the provisions of paragraph (c) below shall apply. If your employment is terminated by reason of your death, retirement or voluntary resignation, then the provisions of paragraph (a) below shall apply. Nephros may terminate your employment at the end of the term hereof by not jointly agreeing with you to extend the term, in which case paragraph (d) below shall apply.

          (a) In the event that your employment hereunder is terminated during the term (x) by Nephros for Cause (as defined below), (y) by reason of your death, or (z) by reason of your voluntary resignation or retirement, then Nephros shall pay to you only your accrued but unpaid base salary for services rendered through the date of termination. For purposes of this agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving Nephros) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, Nephros to public ridicule or embarrassment; (iii) gross neglect or misconduct in the performance of your duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to you commensurate with your position; or (v) material breach by you of any provision of this agreement or of a Confidentiality or Assignment of Invention Agreement; provided, however, that with respect to clauses (iii), (iv) or (v), if susceptible of cure, you shall have received written notice from Nephros setting forth the alleged act or failure to act constituting "Cause" hereunder, and you shall not have cured such act or refusal to act within 30 business days of you receipt of such notice.

          (b) If, as a result of your incapacity due to physical or mental illness, you shall have failed to perform your duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, then Nephros may terminate your employment hereunder for "Disability". In that event, Nephros shall pay to you only your accrued but unpaid base salary for services rendered through such date of termination. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), you shall continue to receive the compensation and benefits provided by this agreement until your employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by you during the Disability Period shall be reduced by the aggregate amounts, if any, payable to you under disability benefit plans and programs of Nephros or under the Social Security disability insurance program.

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Mr. Marc Panoff
June 7, 2004
Page 3

          (c) In the event that your employment hereunder is terminated by Nephros prior to the expiration of the term for any reason other than as provided in paragraphs (a) or (b) above, then Nephros shall pay to you:

               (i) any accrued but unpaid base salary for services rendered through such date of termination;

               (ii) any unpaid bonuses due or payable on or prior to the date of termination or within 90 days thereafter; and

               (iii) the continued payment of your base salary, in the amount as of the date of termination, for the remainder of the term and any Sundown Period (as defined in paragraph (d), below), such payments to be made at the times such base salary would have been paid had your employment not terminated.

          (d) If, on or prior to six months before the date of expiration of the term of your employment hereunder, Nephros fails to either (i) offer to extend such term for at least six months or (ii) notify you that it will terminate your employment hereunder, then Nephros shall continue to pay you your base salary, in the amount as of the date of termination of your employment hereunder, until the earlier of (x) six months following the date Nephros notifies you that it will terminate your employment hereunder and (y) six months following the end of the term of your employment hereunder (the period, if any, from the end of the term of your employment hereunder until the earlier such date is referred to herein as the "Sundown Period")

     Notwithstanding anything to the contrary contained herein, in the event that you breach the Confidentiality or Assignment of Invention Agreements at any time, in addition to any other remedies Nephros may have therefor, Nephros 's obligation under clauses (ii) and (iii) of paragraph (c) above or under paragraph (d) above shall cease and your rights thereto shall terminate and shall be forfeited.

     Other than providing the compensation provided for in this agreement, upon termination of your employment, Nephros and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to you or any other person under this agreement. The payment of any amounts pursuant to this agreement (other than any payments required by law) is expressly conditioned upon the delivery by you to Nephros of a release in form and substance satisfactory to Nephros of any and all claims you may have against Nephros and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to your employment by Nephros and the termination of such employment.

     Your rights and obligations hereunder may not be assigned. Nephros may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Nephros hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

     By accepting this position, you acknowledge that there is no other agreement to which you are a party that would prevent you from accepting this position on the terms and within the timeframe

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Mr. Marc Panoff
June 7, 2004
Page 4

indicated herein. As a condition of your employment at Nephros, you will be required to sign Confidentiality and Assignment of Invention Agreements.

     If you have any questions regarding the details of this offer, please call me at (212) 781-5113. Please indicate your formal acceptance of this employment offer by counter-signing this agreement and returning to me at our New York offices.

     I look forward to having you join us.

     Best regards,

/s/ Norman J. Barta


                                      Employment Offer Accepted


                                       /s/ Marc Panoff
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                                      Signatre            Date   6/16/04